Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-70248

PROSPECTUS SUPPLEMENT DATED FEBRUARY 08, 2002

(To Prospectus filed on January 4, 2002)




                                PMC-SIERRA, INC.

                                   PROSPECTUS

                                  $275,000,000

                          (aggregate principal amount)

     3.75% Convertible Subordinated Redeemable Notes Due August 15, 2006 and the Common Stock Issuable Upon Conversion of the Notes


         This Prospectus Supplement together, with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

         The table captioned "Selling Securityholders" commencing on page 39 of the Prospectus is hereby amended to reflect the following additions and changes.



                                              Principal Amount at                     Number of Shares      Percentage of
                                               Maturity of Notes     Percentage of     of Common Stock       Common Stock
                                              Beneficially Owned         Notes        That May Be Sold       Outstanding
                   Name                        That May Be Sold       Outstanding            (1)                 (2)
------------------------------------------- ----------------------- --------------- --------------------  -----------------

B.G.I. Global Investors c/o Forest                   $150,000             *                  3,534               *
 Investment Management L.L.C.

Cede & Co                                         $22,130,000            8.0               521,515               *

Forest Alternative Strategies II                      $45,000             *                  1,060               *

Forest Fulcrum Fund L.L.P.                           $585,000             *                 13,786               *

Forest Global Convertible Fund
 Series A-5                                        $2,580,000             *                 60,800               *

GLG Global Convertible Fund                        $6,725,000            2.4%              158,481               *

GLG Global Convertible UCITS
 Fund                                                $775,000             *                 18,263               *

JMG Convertible Investments, LP                   $12,000,000            4.4%              282,792               *

JMG Triton Offshore Fund, Ltd.                     $7,000,000            2.5%              164,962               *

Lyxor Master Fund c/o Forest
 Investment Management L.L.C.                        $800,000             *                 18,852               *

RBC Capital Services Inc. c/o Forest
 Investment Management L.L.C.                        $115,000             *                  2,710               *

Sylvan (IMA) Ltd. c/o Forest
 Investment Management L.L.C.                        $375,000             *                  8,837               *

Zurich Master Hedge Fund
 c/o Forest Investment
 Management L.L.C                                    $185,000             *                  4,359               *

*  Less than 1%

(1) Assumes conversion of all of the holder's notes at a conversion price of approximately $42.43 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes-Conversion Rights". As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.


(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 165,640,334 shares of common stock outstanding as of December 3, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.